SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549

                              FORM 8-K/A

                            CURRENT REPORT

                 Pursuant to Section 13 or 15 (d) of
                 the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported): May 27, 1999



                             HADRON, INC.
      (Exact name of the registrant as specified in its charter)



      New York                    0-5404                     11-2120726
(State of Incorporation)      (Commission                (I.R.S. Employer
                              File Number)                Identification No.)



7611 Little River Turnpike, Suite 404 West, Annandale, Virginia         22003
          (Address of principal executive offices)                   (Zip Code)


                            (703) 642-9404
          Registrant's telephone number, including area code

     The undersigned Registrant hereby amends its Current Report on Form 8-K dated May 27, 1999 by the addition of financial statements as set forth in
Item 7 below.

Item 7.  Financial Statements and Exhibits

     (a)  Financial statements of businesses acquired:

          AVENUE TECHNOLOGIES, INC.
          FINANCIAL STATEMENTS FOR THE YEARS
          ENDED DECEMBER 31, 1998 AND 1997

          Report of Independent Auditors
          Balance Sheets
          Statements of Operations
          Statements of Changes in Stockholders' Equity
          Statements of Cash Flows
          Notes to Financial Statements

          AVENUE TECHNOLOGIES, INC.
          FINANCIAL STATEMENTS FOR THE THREE MONTHS
          ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

          Balance Sheet as of March 31, 1999
          Statements of Operations
          Statements of Cash Flows
          Notes to Financial Statements

     (b)  Pro Forma financial information:

          HADRON, INC. PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

          Pro Forma Combined Balance Sheets as of March 31, 1999

          Pro Forma Combined Statements of
           Operations for the Nine Months Ended March 31, 1999

          Pro Forma Combined Statements of
           Operations for the Fiscal Year Ended June 30, 1998

          Notes to Unaudited Pro Forma Combined
           Financial Statements

                    INDEX TO FINANCIAL STATEMENTS


Item 7(a) Financial Statements of Business Acquired

          AVENUE TECHNOLOGIES, INC.
          FINANCIAL STATEMENTS FOR THE YEARS
          ENDED DECEMBER 31, 1998 AND 1997                         PAGE NO.
                                                                   --------
          Report of Independent Auditors                            1
          Balance Sheets                                            2
          Statements of Operations                                  3
          Statements of Changes in Stockholders' Equity             4
          Statements of Cash Flows                                  5
          Notes to Financial Statements                             6

          AVENUE TECHNOLOGIES, INC.
          FINANCIAL STATEMENTS FOR THE THREE MONTHS
          ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

          Balance Sheet as of March 31, 1999                        12
          Statements of Operations                                  13
          Statements of Cash Flows                                  14
          Notes to Financial Statements                             15

Item 7(b) Pro Forma Financial Information                           16

          HADRON, INC. PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

          Pro Forma Combined Balance Sheets as of March 31, 1999    17

          Pro Forma Combined Statements of
           Operations for the Nine Months Ended March 31, 1999      19

          Pro Forma Combined Statements of
           Operations for the Fiscal Year Ended June 30, 1998       20

          Notes to Unaudited Pro Forma Combined
           Financial Statements                                     21

Item 7(a) Financial Statements of Businesses Acquired









                  Avenue Technologies, Inc.

                    Financial Statements

            Years ended December 31, 1998 and 1997
             with Report of Independent Auditors

                  Avenue Technologies, Inc.

                    Financial Statements


           Years ended December 31, 1998 and 1997




                          Contents

Report of Independent Auditors                             1

Financial Statements

Balance Sheets                                             2
Statements of Operations..                                 3
Statements of Changes in Stockholders' Equity.             4
Statements of Cash Flows                                   5
Notes to Financial Statements                           6-11

               Report of Independent Auditors

Board of Directors
Avenue Technologies, Inc.

We have audited the accompanying balance sheets of Avenue Technologies, Inc. as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avenue Technologies, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        /S/ Ernst & Young LLP

July 9, 1999
Washington, D.C.

                  Avenue Technologies, Inc.

                       Balance Sheets
                                                        December 31
                                                    1998           1997
                                               -------------    -----------

Assets
Cash and cash equivalents                            $ 8,750    $   3,020
Accounts receivable, including
unbilled of $437,006 and $105,550                  1,693,147    2,511,279
                                               -------------    -----------
Total current assets                               1,701,897    2,514,299

Property and equipment, net                          134,463      174,149
Other assets                                          80,159       94,656
                                               -------------    -----------
Total assets                                     $ 1,916,519   $2,783,104
                                               =============    ===========
Liabilities and stockholders'
equity
Current liabilities:
Line of credit                                   $   760,000  $
Accounts payable                                     253,308    1,636,618
Accrued payroll and benefits                         237,896      178,326
Demand note payable to stockholder                   209,749       70,638
Deferred revenue                                      30,672       69,131
Current portion of long-term debt                     16,086       22,244
Deferred taxes                                        66,367      199,065
                                               -------------    -----------
Total current liabilities                          1,574,078    2,176,022

Long-term debt, less current maturities               28,387       66,024
                                               -------------    -----------

Stockholders' equity:
Common stock:
Class A, $.001 par value,
authorized 800,000 shares, issued
and outstanding 750,336 shares in
1998 and 496,673 shares in 1997                         750           497
   Class B, $.001 par value,
authorized, issued and outstanding
500,000 shares in 1998 and 1997                         500           500
Additional capital                                   17,512        17,635
Retained earnings                                   295,292       522,426
                                              -------------    -----------
                                                    314,054       541,058
                                              -------------    -----------
Total liabilities and stockholders' equity     $  1,916,519    $2,783,104
                                              =============    ==========

See accompanying notes.

                  Avenue Technologies, Inc.

                  Statements of Operations
                                       Year ended December 31
                                         1998          1997
                                      -----------  ------------
Revenue                               $ 8,057,699  $ 9,545,662
Direct expenses                         5,546,385    7,625,927
                                      -----------  ------------
Gross profit                            2,511,314    1,919,735
Indirect expenses                       2,914,021    1,518,590
                                      -----------  ------------
Operating income (loss)                  (402,707)     401,145

Other income (expense):
Other income                               60,621        8,864
Interest income                            11,242          770
Interest expense                          (29,088)      (7,721)
                                      -----------  ------------
                                           42,775        1,913
                                      -----------  ------------
Income (loss) before income taxes        (359,932)     403,058

Benefit from (provision for) income
taxes                                     132,798     (167,676)
                                      -----------  ------------
Net income (loss)                      $ (227,134)  $  235,382
                                      ===========  ============

See accompanying notes.

                  Avenue Technologies, Inc.

        Statements of Changes in Stockholders' Equity

                      Common                                      Total
                       Stock     Common  Additional  Retained   Stockholders'
                       Shares     Stock    Capital   Earnings     Equity
                      -------    ------- ----------  ---------  ------------
Balance at
December 31, 1996     754,629     $  755   $         $ 287,044   $ 287,799

Net income                                             235,382     235,382
Issuance of
 common stock         242,044        242    17,635                  17,877
                      -------    ------- ----------  ---------  ------------
Balance at
December 31, 1997     996,673        997    17,635     522,426     541,058


Net loss                                              (227,134)   (227,134)
Issuance of
 common stock         253,663        253      (123)                    130
                      -------    ------- ----------  ---------  ------------
Balance at
December 31, 1998   1,250,336    $ 1,250  $ 17,512   $ 295,292   $ 314,054
                    =========    ======= ==========  =========  ============

See accompanying notes.

                  Avenue Technologies, Inc.

                  Statements of Cash Flows
                                            Year ended December 31
                                               1998        1997
                                            ----------  ----------
Operating activities
Net income (loss)                          $ (227,134)  $  235,382
Adjustments to reconcile net income
(loss) to net cash (used in) provided by
operating activities:
Depreciation and amortization                  37,354       22,324
Deferred taxes                               (132,798)     167,676
(Increase) decrease in:
Accounts receivable                           818,132   (1,815,655)
Other assets                                   14,497      (83,347)
Increase (decrease) in:
Accounts payable                           (1,383,310)   1,383,578
Accrued payroll and related taxes              59,570       65,646
Deferred revenue                              (38,459)      69,131
                                            ----------  ----------
Net cash (used in) provided by operating
activities                                   (852,148)      44,735

Investing activities
Purchases of property and equipment           (25,526)    (140,798)
                                            ----------  ----------
Net cash (used in) investing activities       (25,526)    (140,798)
                                            ----------  ----------
Financing activities
Payments on line of credit                    (40,000)    (530,000)
Proceeds from line of credit                  800,000      480,000
Principal payments on long-term debt          (15,837)     (11,663)
Proceeds from long-term debt                                67,354
Net proceeds (payments) on demand note
to stockholder                                139,111      (24,615)
Proceeds from stock issuance                      130
                                            ----------  ----------
Net  cash provided by (used in) financing
activities                                    883,404      (18,924)
                                            ----------  ----------
Net  increase (decrease) in cash and cash
equivalents                                     5,730     (114,987)
                                            ----------  ----------
Cash  and cash equivalents, beginning  of
year                                            3,020      118,007
                                            ----------  ----------
Cash and cash equivalents, end of year      $   8,750    $   3,020
                                            ==========  ==========
Supplemental  disclosure  of  cash flow
information
Cash payments for interest                  $  29,088    $   7,721
                                            ==========  ==========

See accompanying notes.

                  Avenue Technologies, Inc.

                Notes to Financial Statements

                 December 31, 1998 and 1997


1. Nature of Business and Significant Accounting Policies

Nature of Business

Avenue Technologies, Inc. (the Company) provides system engineering, digital communications and computer consulting services to government and private sector clientele in the Washington metropolitan area.

A summary of the Company's significant accounting policies follows:

Risks and Uncertainties

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents principally in two United States commercial banks. Cash in excess of daily requirements is invested by the banks in one-day repurchase agreements of securities of United States Government agencies. To date, the Company has not incurred losses related to cash and cash equivalents.

The Company's accounts receivable consist principally of accounts receivable from prime contractors to agencies and departments of the United States Government. The Company extends credit in the normal course of operations and does not require collateral from its customers.

The Company has historically been, and continues to be, heavily dependent upon direct and indirect contracts from various U.S. government agencies. Contracts and subcontracts with the U.S. Government are subject to audit by audit agencies of the government. Such audits determine, among other things, whether an adjustment of invoices rendered to the government is appropriate under the underlying terms of the contracts. All U.S. government contracts contain clauses which allow for the termination of contracts at the convenience of the government.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents represent amounts invested in highly liquid short-term instruments with a maturity of three months or less.

Revenue and Cost Recognition

Revenue from "cost-plus-fixed-fee" contracts is recognized on the basis of reimbursable contract costs incurred during the period plus the fee earned. Revenue from "time and material" contracts is recognized on the basis of man-hours provided plus other reimbursable contract costs incurred during the period. Revenue from "firm fixed price" contracts is recognized on the percentage of completion method. Under this method, individual contract revenue earned is increased by the percentage relationship that contract costs incurred bear to management's estimate of total contract costs. The Company provides currently for all known or anticipated losses on contracts.

Accounts Receivable

Accounts receivable is comprised of amounts billed to the U.S. government and unbilled amounts that are for rate variances between provisional and actual rates, fee withholdings, and retentions. In accordance with industry practice, accounts receivable relating to long-term contracts are classified as current, even though a portion of these, including the rate variances, may not be realized within one year. Similarly, payables relating to long-term contracts are classified as current.

Property and Equipment

Property and equipment are stated at cost and depreciated or amortized over the estimated useful lives of the assets
(generally three to five years) using the straight-line method.

Income Taxes

Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

2. Property and Equipment

                                                     1998         1997
                                               ------------    -----------
Furniture and equipment                          $  52,342      $ 46,786
Computer equipment                                  95,682        79,553
Vehicle                                             30,604        60,479
Leasehold improvements                              25,529        21,279
                                               ------------    -----------
                                                   204,157       208,097
Less accumulated depreciation and amortization      69,694        33,948
                                               ------------    -----------
                                               $   134,463     $ 174,149
                                               ============    ===========

Depreciation and amortization expenses on property and equipment in the amount of $37,354 and $22,324 were charged to operations for the years ended December 31, 1998 and 1997, respectively.

3. Long-Term Debt

Long-term debt at December 31, 1998 and 1997 consisted of the following:

                                             1998           1997
                                          ----------     -----------
Note    payable   with   the   original
principal  of $19,818, dated  May  28,
1998,    payable   in    60    monthly
installments    of   $413    including
interest at 8.99%, secured by vehicle,
due May 2003.                               $17,946       $
Note  payable  (term  loan),  with  the
original  principal  sum  of  $38,000,
dated December 18, 1997, payable in 36
monthly    installments   of   $1,220,
including interest at 9.5%, secured by
furniture,  guaranteed by stockholder,
due December 2000.                           26,527         38,000
Note    payable   with   the   original
principal sum of $30,000, dated May 8,
1996,    payable   in    60    monthly
installments    of   $636    including
interest at 9.75%, secured by vehicle,
due May 2001.                                               22,119
Note    payable   with   the   original
principal   sum   of  $29,354,   dated
September  12,  1997,  payable  in  60
monthly installments of $597 including
interest at 7.99%, secured by vehicle,
due September 2002.                                         28,149
                                          ----------     -----------
                                             44,473         88,268
Less current maturities                      16,086         22,244
                                          ----------     -----------
                                            $28,387        $66,024
                                          ==========     ===========

Maturities of long-term obligations at December 31, 1998 are due in future years as follows:

Years ending December 31,

            1999                                $  16,086
            2000                                   17,682
            2001                                    4,146
            2002                                    4,554
            2003                                    2,005
                                                ----------
                                                $  44,473
                                                ==========

The Company had available an $800,000 line of credit facility, which accrued interest at 1.5% above the prime rate. The facility expired in May 1999. Borrowings were subject to borrowing base requirements based on eligible accounts receivable, were secured by accounts receivable and property and equipment and were guaranteed by the stockholder.

4.  Employee Profit-Sharing Plan

The Company has a 401(k) salary deferral plan that covers full-time employees who meet minimum age requirements. The plan provides for discretionary Company contributions for eligible employees out of current or accumulated net profits. Profit-sharing expense of $88,964 and $46,106 was charged to operations for the years ended December 31, 1998 and 1997, respectively.

5. Income Taxes

The components of the income tax (provision) benefit for the years ended December 31, 1998 and 1997, are as follows:

                                          1998       1997
                                       ---------  ----------
Current:
 Federal                                $         $
 State
                                       ---------  ----------
                                       ---------  ----------
Deferred:
 Federal                                 119,107   (150,474)
 State                                    13,691    (17,202)
                                       ---------  ----------
                                         132,798   (167,676)
                                       ---------  ----------
                                       $ 132,798  $(167,676)
                                       =========  ==========

Taxable temporary differences giving rise to deferred tax assets and liabilities are related to net operating loss carryforwards, depreciable basis of property and equipment and the use of the cash basis of accounting for income tax purposes and the accrual basis of accounting for financial statement purposes. The net operating losses are available through the year 2011 to offset future taxable income. As of December 31, 1998, the net operating loss totaled $1 million.

6. Transactions With Related Parties

McLean Research Corporation ("MRC"), a company owned in part by Howard C. Whetzel, Chairman of the Company, subleases office space at the Company's headquarters. The month-to-month sublease provides for a pro-rata share of the lease rent. MRC moved to new offices in July 1999.

In December 1998, MRC paid the Company $48,265 for its assistance in the transfer of certain Company employees to MRC.

7.  Commitments and Contingencies

The Company rents office space under a noncancelable operating lease, which expires December 31, 2002. Minimum monthly rent in 1999 is $26,989 with a 3% increase each year. In addition, the Company is required to pay its pro rata share of real estate taxes and operating expenses.

As of December 31, 1998, the Company has a letter of credit agreement for $52,411. In the event of default on its lease agreement for office space, the landlord is the beneficiary of the letter of credit. The letter is secured by the assets of the Company.

The Company entered into a sublease arrangement for office space in Arlington, Virginia, commencing June 1, 1998, and ending May 31, 2000. In addition to basic monthly rent of $1,308, the Company is responsible for a pro rata share of real estate taxes and operating expenses.

Total future minimum lease payments as of December 31,  1998 are as follows:

Years ending December 31,

        1999                                $  339,557
        2000                                   340,086
        2001                                   343,554
        2002                                   353,861
                                            ----------
                                            $1,377,058
                                            ==========

Rental expense was $290,568 and $110,767 for the years ended
December 31, 1998 and 1997, respectively.

The Company's revenues and costs related to contracts with agencies and departments of the U.S. Government are subject to audit by the Defense Contract Audit Agency, which has completed the majority of its audits for the Company's fiscal years through fiscal year 1997. It is the opinion of management that the results of such audits will not have a material effect on the financial condition or results of operations of the Company.

In December 1997, the Company received a Stop Work Order from a Department of Defense agency. The contract was terminated for convenience. The Company has submitted a termination claim for approximately $419,000, representing the costs incurred by the Company and its subcontractors. The U.S. government has questioned certain of the costs submitted. Discussions are ongoing for the resolution of the final claim amounts. It is reasonably possible that a lesser amount could be received. The Company believes that resolution of the claim will not have a material adverse financial impact.

8.  Subsequent Event

On May 12, 1999, Hadron, Inc. purchased all the outstanding common stock of the Company for approximately $2.5 million.
The Company will operate as a wholly-owned subsidiary of Hadron, Inc.

9.  Year 2000 (unaudited)

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year, resulting in possible system failure or miscalculations causing disruptions of operations.

The Company has completed an internal review and assessment of the impact of the Year 2000 issue upon its operating, financial, and accounting systems. At this time, the Company believes that, with respect to its internal systems, the Year 2000 issue will not pose any significant operational problems or costs. The Company has commenced a program to assess the impact of the Year 2000 issue with respect to the Company's major vendors and customers. Letters will be sent requesting detailed, written information concerning existing or anticipated Year 2000 compliance by their systems, insofar as the operating systems relate to the Company's business activities
with  such  parties.   The  Company  expects  to receive
replies during 1999 and will update its assessment of any impact at that time.

                  Avenue Technologies, Inc.

              Financial Statements (Unaudited)

         Three months ended March 31, 1999 and 1998

                  Avenue Technologies, Inc.

                  Balance Sheet (Unaudited)
                                               March 31
                                                 1999
                                            --------------
Assets
Current assets:
Cash and cash equivalents                    $      76,452
Accounts receivable, including
unbilled of $67,907                              1,301,509
                                            --------------
Total current assets                             1,377,961

Property and equipment, net                        126,485
Other assets                                        50,063
                                            --------------
Total assets                                 $   1,554,509
                                            ==============
Liabilities and stockholders' equity
Current liabilities:
Line of credit                               $     800,000
Accounts payable                                   206,435
Accrued payroll and benefits                       218,192
Deferred revenue                                    30,672
Deferred taxes                                      12,011
                                            --------------
Total current liabilities                        1,267,310

Long-term debt, less current maturities             65,363
                                            --------------
Stockholders' equity:
Common stock:
 Class A, $.001 par value,
 authorized 800,000 shares, issued
 and outstanding 750,736 shares                        750
 Class B, $.001 par value,
 authorized, issued and outstanding
 500,000 shares                                        500
Additional capital                                  17,672
Retained earnings                                  202,914
                                            --------------
                                                   221,836
                                            --------------
Total liabilities and stockholders' equity   $   1,554,509
                                            ==============

See accompanying notes.

                  Avenue Technologies, Inc.

            Statements of Operations (Unaudited)

                                            Three Months
                                            ended March 31
                                          1999         1998
                                      ------------  -----------
Revenue                               $  1,132,214  $ 2,670,228
Direct expenses                            656,456    1,977,547
                                      ------------  -----------
Gross profit                               475,758      692,681
Indirect expenses                          611,828      823,519
                                      ------------  -----------
Operating loss                            (136,070)    (130,838)

Other income (expense):
  Interest income                              112          475
  Interest expense                         (10,673)      (2,071)
                                      ------------  -----------
                                           (10,561)      (1,596)
                                      ------------  -----------
Loss before income taxes                  (146,631)    (132,434)

Benefit from income taxes                   54,253       49,000
                                      ------------  -----------
Net loss                               $   (92,378)  $  (83,434)
                                      ============  ===========

See accompanying notes.

                  Avenue Technologies, Inc.

            Statements of Cash Flows (Unaudited)

                                            Three Months ended
                                                 March 31
                                             1999         1998
                                         -----------   ------------
Operating activities
Net loss                                 $   (92,378)   $  (83,434)
Adjustments to reconcile net loss to net
cash (used in) provided by operating
activities:
Depreciation and amortization                  7,609         1,964
Deferred taxes                               (54,356)     (196,024)
(Increase) decrease in:
Accounts receivable                          391,638       762,096
Other assets                                  30,096         9,389
Increase (decrease) in:
Accounts payable                             (46,873)   (1,031,108)
Accrued payroll and related taxes            (19,704)      123,519
Deferred revenue                                            63,000
                                         -----------   ------------
Net cash provided by (used in) operating
activities                                   216,032      (350,598)

Investing activities
Purchases of property and equipment              369       (11,765)
                                         -----------   ------------
Net cash provided by (used in) investing
activities                                       369       (11,765)
                                         -----------   ------------
Financing activities
Payments on line of credit                  (760,000)
Proceeds from line of credit                 800,000       222,327
Principal payments on long-term debt          (3,858)       (6,152)
Net payments on demand note to
stockholder                                 (185,001)       (9,000)
Proceeds from stock issuance                     160
                                         -----------   ------------
Net cash provided by (used in) financing
activities                                  (148,699)      207,175
                                         -----------   ------------
Net  increase (decrease) in cash and cash
equivalents                                   67,702      (155,188)

Cash  and cash equivalents, beginning of
period                                         8,750         3,020
                                         -----------   ------------
Cash and cash equivalents, end of period   $  76,452    $ (152,168)
                                         ===========   ============

See accompanying notes.

                  Avenue Technologies, Inc.

          Notes to Financial Statements (Unaudited)

                   March 31, 1999 and 1998


1. Basis of Presentation


The interim financial statements for Avenue Technologies, Inc. (the Company) are unaudited, but in the opinion of management reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto included in the financial statements for the year ended December 31, 1998.

Item 7(b) Pro Forma Financial Information


                 PRO FORMA FINANCIAL INFORMATION


     The   unaudited  pro  forma  combined   financial
statements are based upon the historical consolidated financial statements of Hadron, Inc. (the "Company") adjusted to give effect to the acquisition of Avenue Technologies, Inc. ("ATI") by the Company under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. The acquisition of ATI was consummated in May 1999.

     The unaudited pro forma combined balance sheets at March 31, 1999 are presented as if the above transactions were consummated on March 31, 1999. The unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 1999 and the fiscal year ended June 30, 1998 are presented as if the above transactions were consummated on July 1, 1997.

     This information should be read in conjunction with the notes and the consolidated financial statements of the Company incorporated by reference herein and the financial statements of ATI included herein. The unaudited pro forma combined financial data do not purport to represent what the Company's results of operations actually would have been had such transactions and events occurred on the dates specified, or to project the Company's results of operations for any future period or date. In the opinion of management of the Company, all adjustments and reclassifications have been made that are necessary to present the pro forma combined data.

     A preliminary allocation of the purchase price has been made to the assets and liabilities based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the pro forma financial statements are subject to change, and the final amounts may differ substantially.

                               HADRON, INC.
               PRO FORMA COMBINED BALANCE SHEETS (UNAUDITED)
                             AS OF MARCH 31, 1999
                                             Historical   Historical                    Pro Forma
ASSETS                                        HADRON        ATI         Adjustments     Combined
------                                      ----------   ----------   --------------   -----------

     Current assets:
       Cash and cash equivalents             $   67,400   $   76,452   $  (95,624)<F1>   $   48,228
       Accounts receivable, net               2,783,500    1,301,509                      4,085,009
       Prepaid expenses and other               184,100                                     184,100
                                             ----------   ----------   -----------       ----------
         Total current assets                 3,035,000    1,377,961      (95,624)        4,317,337
                                             ----------   ----------   -----------       ----------

     Fixed assets                               169,700      126,485                        296,185
     Assets held for resale                     135,900                                     135,900
     Goodwill                                                           2,407,296 <F2>    2,407,296
     Other                                       33,900       50,063                         83,963
                                             ----------   ----------   -----------       ----------
         Total other assets                     339,500      176,548    2,407,296         2,923,344
                                             ----------   ----------   -----------       ----------

     Total assets                            $3,374,500   $1,554,509   $2,311,672        $7,240,681
                                             ==========   ==========   ===========       ==========

   <F1>  Represents cash payments of approximately $96,000 related to the acquisition, including payments to ATI shareholders' and financial advisors.

   <F2>  To record goodwill of approximately $2,407,000 associated with the purchase.

                        See Notes to Pro Forma Combined Financial Statements
                                             (Unaudited)

                               HADRON, INC.
               PRO FORMA COMBINED BALANCE SHEETS (UNAUDITED)
                             AS OF MARCH 31, 1999
                                               Historical   Historical                   Pro Forma
     LIABILITIES AND SHAREHOLDERS' EQUITY        HADRON        ATI       Adjustments      Combined
     ------------------------------------     ----------   ----------   ------------    -----------
     Current liabilities:
       Accounts payable                       $  369,000   $  206,435   $                $   575,435
       Note payable - line of credit                          800,000                        800,000
       Notes payable - related parties           330,900                 1,475,672 <F3>    1,806,572
       Other current liabilities               2,174,900      218,192       60,000 <F4>    2,453,092
       Deferred taxes                                          12,011                         12,011
       Deferred revenue                                        30,672                         30,672
                                              ----------   ----------    ----------      -----------
         Total current liabilities             2,874,800    1,267,310    1,535,672         5,677,782
                                              ----------   ----------    ----------      -----------
     Note payable - related party                100,000                   997,836 <F3>    1,097,836
     Long-term debt                                            65,363                         65,363
     Other                                        56,500                                      56,500
                                              ----------   ----------    ----------      -----------
         Total long-term liabilities             156,500       65,363      997,836         1,219,699
                                              ----------   ----------    ----------      -----------

     Total liabilities                         3,031,300    1,332,673    2,533,508         6,897,481
                                              ----------   ----------    ----------      -----------
     Shareholders' equity:

     Common stock                                 37,000        1,250       (1,250)<F5>       37,000
     Additional capital                        9,502,600       17,672      (17,672)<F5>    9,502,600
     Accumulated deficit                      (9,196,400)     202,914     (202,914)<F5>   (9,196,400)
                                              ----------   ----------    ----------      -----------
     Total shareholders' equity                  343,200      221,836     (221,836)          343,200
                                              ----------   ----------    ----------      -----------

     Total liabilities and shareholders'
      equity                                  $3,374,500   $1,554,509   $2,311,672        $7,240,681
                                              ==========   ==========   ===========      ===========

  <F3>  To record issuance of notes payable, including 90-day notes for approximately $1,476,000 and 3-year $997,000 notes.

  <F4>  To record legal and financial expenses of approximately $60,000 associated with the acquisition.

  <F5>  To eliminate ATI's shareholders' equity of approximately $222,000 at purchase date.

                       See Notes to Pro Forma Combined Financial Statements
                                            (Unaudited)

                                   HADRON, INC.
                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                        FOR THE NINE MONTHS ENDED MARCH 31, 1999
                                                Historical Results for
                                                   Nine Months Ended
                                                    March 31, 1999
                                                                                          Pro Forma
                                              Hadron          ATI       Adjustments        Combined
                                           -----------   -----------   ------------     ------------
Revenues                                   $14,943,200   $ 4,311,861   $                 $19,255,061
                                           -----------   -----------   ------------     ------------
Operating costs and expenses:
  Costs of revenue                          13,203,100     4,114,133                      17,317,233
  Selling, general and administrative        1,498,100       594,873       257,925 <F6>    2,350,898
                                           -----------   -----------   ------------     ------------
Total operating costs and expenses          14,701,200     4,709,006       257,925        19,668,131

Operating income (loss)                        242,000      (397,145)     (257,925)         (413,070)
                                           -----------   -----------   ------------     ------------
Other income (expense)                         (26,700)       34,673      (130,676)<F7>     (122,703)
                                           -----------   -----------   ------------     ------------
Income (loss) before income taxes              215,300      (362,472)     (388,601)         (535,773)

Benefit from (provision for) income taxes      (24,900)      133,737                         108,837
                                           -----------   -----------   ------------     ------------

Net income (loss)                          $   190,400   $  (228,735)  $  (388,601)      $  (426,936)
                                           ===========   ===========   ============     ============

Per share data:

Net income (loss) per share
  Basic                                    $       .11                                  $      (.24)<F8>
                                           ===========                                  ============
  Diluted                                  $       .06                                  $      (.24)<F8>
                                           ===========                                  ============
Weighted average number of shares
  Basic                                      1,774,225                                     1,774,225<F8>
                                           ===========                                  ============
  Diluted                                    3,109,660                                     1,774,225<F8>
                                           ===========                                  ============

    <F6>  To record goodwill amortization of approximately $258,000.

    <F7>  To record interest expense related to the notes payable discussed above of approximately $131,000.

    <F8>  To reflect the impact of the acquisition on the Company's basic and diluted earnings per share computations.

                      See Notes to Pro Forma Combined Financial Statements
                                          (Unaudited)

                                   HADRON, INC.
                PRO FORMA COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                       FOR THE FISCAL YEAR ENDED JUNE 30, 1998
                                                Historical Results for
                                                  Fiscal Year ended
                                                    June 30, 1998
                                                                                        Pro Forma
                                          Hadron          ATI       Adjustments         Combined
                                       -----------   -----------   --------------     ------------
Revenues                               $21,133,900   $10,953,237   $                   $32,087,137
                                       -----------   -----------   --------------     ------------
Operating costs and expenses:
  Costs of revenue                      18,118,100    10,027,897                        28,145,997
  Selling, general and administrative    2,127,500       825,502       343,899 <F6>      3,296,901
                                       -----------   -----------   --------------     ------------
Total operating costs and expenses      20,245,600    10,853,399       343,899          31,442,898
                                       -----------   -----------   --------------     ------------
Operating income (loss)                    888,300        99,838      (343,899)            644,239
                                       -----------   -----------   --------------     ------------
Other income (expense)                     (69,200)       12,537      (174,235)<F7>       (230,898)
                                       -----------   -----------   --------------     ------------
Income (loss) before income taxes          819,100       112,375      (518,134)            413,341

Provision for income taxes                 (58,500)      (53,381)                         (111,881)
                                       -----------   -----------   --------------     ------------

Net income (loss)                      $   760,600   $    58,994   $  (518,134)        $   301,460
                                       ===========   ===========   ==============     ============

Per share data:

Net income per share
  Basic                                $       .45                                     $       .18 <F8>
                                       ===========                                    ============
  Diluted                              $       .26                                     $       .11 <F8>
                                       ===========                                    ============
Weighted average number of shares
  Basic                                  1,686,808                                      1,686,808 <F8>
                                       ===========                                    ============
  Diluted                                2,990,897                                      3,434,381 <F8>
                                       ===========                                    ============

    <F6>  To record goodwill amortization of approximately $344,000.

    <F7>  To record interest expense related to the notes payable discussed above of approximately $174,000.

    <F8>  To reflect the impact of the acquisition on the Company's basic and diluted earnings per share computations.

                      See Notes to Pro Forma Combined Financial Statements
                                             (Unaudited)

     NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                MARCH 31, 1999 AND JUNE 30, 1998


1.  Acquisition of Avenue Technologies, Inc.

     Effective   May  12,  1999,  the  Company  acquired   Avenue
Technologies,  Inc.  ("ATI"), a privately-held  defense  analysis
firm based in Alexandria, VA, for approximately $2,500,000.   ATI
will  operate  as a wholly-owned subsidiary.  The purchase  price was  satisfied with a payment of $27,000 and the issuance of  90-
day notes for approximately $1,476,000, interest payable at the prime rate (7.75% at March 31, 1999), and 3-year $997,000 convertible  notes,  interest payable  at  6%.  The 3-year notes are convertible  into  444,000 shares of the Company's Common Stock at $2.25 per share.  The Company incurred financial, legal and
accounting   costs   associated  with   the   ATI   purchase   of
approximately $129,000, of which $69,000 was paid in cash at closing. Included in these fees was a $25,000 payment made to a Hadron employee for advisory services in connection with the purchase.

(A) Represents cash payments of approximately $96,000 related to the acquisition, including payments to ATI shareholders' and financial advisors.

(B) To record goodwill of approximately $2,407,000 associated with the purchase, representing the total cost of acquisition of $2,629,000 in excess of the fair value of assets acquired of $1,555,000 and liabilities assumed of $1,333,000.

(C) To record issuance of notes payable, including 90-day notes for approximately $1,476,000 and 3-year $997,000 notes.

(D) To record legal and financial costs payable of approximately $60,000 associated with the acquisition.

(E)  To  eliminate  ATI's shareholders' equity  of  approximately
     $222,000.

(F) To record goodwill amortization of approximately $258,000 and $344,000 for the nine and twelve months, respectively, based on an amortization period of seven years.

(G) To record interest expense related to the notes payable issued in connection with the acquisition of approximately
     $131,000 and $174,000 for the nine and twelve months, respectively.

(H) To reflect the impact of the acquisition on the Company's basic and diluted earnings per share computations, as reflected below:

2.  Earnings per Share

      The following table sets forth the computation of basic and diluted earnings per share:


                                   Pro Forma Combined     Pro Forma Combined
                                    Nine Months ended     Fiscal Year Ended
                                      March 31, 1999        June 30, 1998
                                    -----------------     ------------------
Numerator: Net income (loss)          $ (426,900)           $ 301,500

Effect of dilutive securities:
 Convertible debt                                              71,900
                                    -----------------     ------------------
Numerator for diluted earnings
 per share - income available
 to common shareholders after
 assumed conversion                  $  (426,900)          $  373,400
                                    =================     ==================
Denominator:
 Denominator for basic
  earnings per share:
  weighted average shares
  outstanding                          1,774,225            1,686,808

 Effect of dilutive securities:
  Warrants                                                    855,064
  Employee stock options                                      249,025
  Convertible debt                                            643,484
                                    -----------------     ------------------
Denominator for diluted
 earnings per share                    1,774,225            3,434,381
                                    =================     ==================
Basic earnings per share            $       (.24)         $       .18
                                    =================     ==================
Diluted earnings per share          $       (.24)         $       .11
                                    =================     ==================

                              SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   Hadron, Inc.


Date: July 26, 1999                By:   /S/ C.W. GILLULY
                                      --------------------------------
                                          C.W. Gilluly
                                          Chairman and Chief Executive
                                          Officer